Exhibit 5.1

Milbank, Tweed, Hadley & McCloy LLP

601 South Figueroa Street, 30th Floor

Los Angeles, California 90017

April 15, 2016

Red Rock Resorts, Inc.

1505 South Pavilion Center Drive

Las Vegas, Nevada 89135

Ladies and Gentlemen:

We have acted as special counsel to  Red Rock Resorts, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1 (File No. 333-207397), as amended (the “Registration Statement”), filed with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of up to 31,337,500 shares (the “Shares”) of the Company’s Class A common stock, par value $0.01 per share (the “Class A Common Stock”), of which up to 31,141,500 shares will be issued and sold by the Company and up to 196,000 shares will be sold by certain stockholders of the Company.  The term “Shares” includes any additional shares of Class A Common Stock registered pursuant to Rule 462(b) under the Act in connection with the offering contemplated by the Registration Statement.  We understand that the Shares are to be sold pursuant to the Underwriting Agreement in substantially the form filed as Exhibit 1.1 to the Registration Statement.

In rendering the opinions expressed below, we have examined the Delaware General Corporation Law (the “DGCL”), corporate record, agreements and other documents, and such questions of law, as we have considered necessary or appropriate for purposes of this opinion.  In our examination we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with the original documents of all documents submitted to us as copies and the authenticity of the originals of such latter documents. As to various questions of fact material to our opinions, we have, when relevant facts were not independently established, relied upon certificates of officers and representatives of the Company and public officials and statements and representations contained in the Registration Statement, the Underwriting Agreement, and other documents as we have deemed necessary as a basis for such opinions.

Based upon and subject to the stated assumptions, we are of the opinion that, following the filing of the Amended and Restated Certificate of Incorporation of the Company with the Secretary of State of the State of Delaware, (i) the Shares to be issued and sold by the Company have been duly authorized and, when such Shares are issued and paid for in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and nonassessable and (2) the Shares to be sold by the Selling Stockholders have been duly authorized and, upon issuance, will be validly issued, fully paid and nonassessable.

The foregoing opinions are limited to matters involving the federal laws of the United States and the DGCL, and we do not express any opinion as to the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Legal Matters” in the prospectus. We further consent to the incorporation by reference of this letter and consent into any registration statement filed pursuant to Rule 462(b) under the Act with respect to the Shares.   In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Milbank, Tweed, Hadley & McCloy LLP

Milbank, Tweed, Hadley & McCloy LLP

DRC/KJB